EXHIBIT 10.1

Ameristar                                               444 Madison Avenue
International                                           Suite 2904
Capital, Inc.                                           New York, NY 10022
                                                        212-750-7878
                                                       212-750-2326 fax

February 11, 2004

Wilf Shorrocks
Chief Executive
Peak Entertainment Holdings, Inc.
Bagshaw Hall, Bangshaw Hill
Bakewell, Debyshire DE45 1DL UK

Re: Service Agreement

Dear Wilf,

This letter agreement (the "Agreement") will outline the terms and conditions under which Ameristar International Capital Inc., a Florida corporation (the "Consultant"), will act as a corporate financial advisor to Peak Entertainment Holdings, Inc. ("Peak"), a publicly owned and traded Nevada corporation (the "Company").

Accordingly, and in consideration for the mutual benefit derived here from and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, we agree as follows:

1. Engagement. The Company hereby engages and retains the Consultant as a financial advisor for and on the Company's behalf to perform the Services (as that term is hereinafter defined) and the Consultant hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth. The Company's engagement of the Consultant shall commence with the execution of this Agreement.

2. Services. During the twelve month term of this Agreement (the "Term"), the Consultant shall aid and assist the Company in connection with a multi faceted corporate finance project comprised of enhancing the Company's shareholder value through: (i) assisting the Company in identifying sources of capital for equity and debt financings; (ii) introducing the company to selected retail brokerages;
(iii) introducing the company to consultants who bring specific and tangible services to aid in the twelve month program; (iv) preparing the company to participate in several road-show presentations, domestically and internationally; (v) assisting the company with all of its press releases to the public as well as identifying new distribution avenues for information to the public; (vi) assisting the company in the development of a power-point presentation to present to potential investors; (vii) introducing the company to senior money managers, institutional investors, accredited investors and others;
(viii) when qualified, introducing the Company to two suitable AMEX specialists and setting direct meetings with senior AMEX management directly in charge of new listings; (ix) assisting in identifying potential merger and acquisition candidates; (x) aiding and assisting the Company in preparing for and causing the preparation and filing of an Initial Listing Application with the AMEX or NASDAQ SMALL-CAP EXCHANGE;. The foregoing is hereinafter collectively referred to as the "Services". The Services shall specifically exclude the furnishing of legal, accounting, investment or tax advice or services.

3. Compensation. In consideration for the Services, the Company hereby agrees to pay to the Consultant and/or to Ameristar and the Consultant and Ameristar hereby accept as their respective sole compensation for the Services the following:

      A. Initial Retainer. $25,000, of which $10,000 shall be due and payable to the Consultant in full upon the execution of this Agreement. $15,000 will be accrued until the Company has received a new cash investment.

      B.    Initial equity fee. 100,000 shares of the Company's common stock

      C. Monthly Retainer. A retainer in the amount of $12,500 will be due and payable monthly during the term of the Agreement. The retainers will accrue and be payable promptly after the Company has received new cash investment, and any accrued retainers will be released in an amount not to exceed 7.5% of the new capital raised. Additionally any accruals payable within 90 days of this agreement will be offset against

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February 11, 2004
Wilf Shorrocks
Page 2.

            capital raising fees earned within the first six months of this agreement by consultant from investors identified on List A and B annexed hereto.

      D.    Capital Raising - other than from lists A and B annexed

      |X| Equity based investments - 7.5% paid, in cash, at closing of equity received
                                  List A - 3%
                                  List B - 5%

      |X| Debt based investments - Three percent paid, in cash, at closing of debt received
                                  List A - 1%
                                  List B - 1.5%

     This does not include account receivables financing unless lender directly introduced and not major bank.

4. Success Fee. In consideration for the successful services of Consultant, the following success fees will be deemed earned and will be due and payable:

      Common Stock Share Price Appreciation

      |X| Common stock bid price reaches $1.75 per share and bid price closes at $1.50 or higher for ten consecutive days - 100,000 shares of common stock

      Capital Raising

      |X| Upon completion of initial of $500,000 raise up, except from lists A and B, Consultant will be issued 50,000 warrants at 110% of the placement

      |X| After the next $1.0 - 2.0 million, except from lists A and B, Consultant will be issued 100,000 warrants at 110% of the placement

      |X| After the next $5.0 million in equity raised, except from lists A and B, Consultant will be issued 250,000 warrants at 110% of placement

      Exchange Listing

      |X| Company achieves a listing to the American Stock Exchange - $25,000 payment will be due and payable to Consultant

      The above success fees will be paid as a direct production of consultant.

      Share Issuance - All shares eligible to be earned by Consultant under the terms of this Agreement (200,000 shares of common stock) will be issued upon the commencement of the Agreement and held in escrow until earned, at which time they will be released to Consultant. Shares covered under the Initial Equity Fee are to be released immediately.

      Registration Rights - All shares issued to Consultant shall be entitled to and receive Piggyback Registration rights.

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February 11, 2004
Wilf Shorrocks
Page 3.

      Expense Reimbursement - It is expressly agreed and understood that the Consultant's compensation as provided herein does not include the normal out-of-pocket expenses, including but not limited to long distance communication, business class airfare, hotel lodging and meals, transportation, express mail, etc., incurred by the Consultant in performing the Services and carrying out the Consultant's duties under this Agreement. The Consultant agrees to seek pre-approval from the Company for any expenses in excess of $100.00. All invoiced expenses will be due upon submitted receipt.

5. Representations and Warranties. In order to implement the operation of this Agreement, the Consultant and the Company hereby represent to each other as follows:

      A. The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, or other instrument to which either the Consultant or the Company is a party or by which either the Consultant or the Company may be bound or affected;

      B. The Consultant and the Company each have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated;

      C. The Company has taken all corporate action necessary to ratify and approve this Agreement.

6. Confidential Data.

      A. Neither the Consultant nor the Company shall divulge to others, any secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of each other (which is identified as being secret or confidential) obtained by either the Consultant or the Company as a result of the Consultant's engagement hereunder, unless authorized, in writing.

      B. Similarly, neither the Consultant nor the Company shall be required in the performance of their respective duties to divulge to any other party or any officer, director, stockholder or employee thereof, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such persons, firm or entity which may be a competitor or potential competitor of either of us) which the Consultant or the Company may have or be able to obtain otherwise than as a result of the relationships established by this Agreement.

7. Independent Contractors. The Consultant and the Company shall be deemed to be independent contractors in the performance of their duties hereunder. Neither shall, by reason of this Agreement or the performance of their respective duties hereunder, be or be deemed to be, an employee, partner, co-venturer or controlling person of the other and, except as specifically authorized by this Agreement, neither shall have the power to enter into any agreement on behalf of or otherwise bind the other. Except with respect to confidential and proprietary information as hereinabove enumerated, neither shall have, or be deemed to have, any fiduciary obligation or duties to any other.

8. Governing Law, Forum, Attorneys Fees. The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the substantive laws of the State of New York. The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement, shall be submitted to the New York State Supreme Court, New York County for determination pursuant to the New York Simplified Procedure for Court Determination of Disputes and each party waives any objection to the laying of the venue of such suit and irrevocably submits to the jurisdiction of such Court.

9. Term and Termination. The term of the Agreement shall commence on the execution hereof and shall continue for twelve months. The Company shall have the right, anytime after the 90th day of this Agreement, on 10 days prior written notice to the Consultant, to terminate this Agreement for any reason. No termination of this Agreement shall adversely affect the Consultant's rights to receive or retain the compensation previously earned or paid.

February 11, 2004
Wilf Shorrocks
Page 4.

10. Miscellaneous. All notices that are required to be or may be sent pursuant to the provision of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service, to the Consultant and/or the Company at the address appearing herein, and shall count from the date of mailing or the date after the date of the air bill. This Agreement is binding upon and shall inure to the benefit of and shall be enforceable against the Consultant and the Company, and their successors and assigns.

This Agreement shall not be amended or assigned without the prior written consent of the Consultant and the Company. This Agreement is intended to and does contain and embody herein all of the parties' understandings and agreements, both written or oral, with respect to the subject matter of this Agreement. There are no representations, warranties or covenants other than those set forth herein.

If the foregoing correctly sets forth the understanding and agreement of the Consultant and the Company, please indicate your acceptance by signing the enclosed copy of this Agreement in the indicated space and returning the same to the undersigned at your earliest convenience.

Very truly yours,
AMERISTAR INTERNATIONAL CAPITAL, INC.

By: /s/ Joseph J. Messina              AGREED TO AND ACCEPTED:
    --------------------------------   Peak  Entertainment   Holdings, Inc.
        Joseph J. Messina
        Partner                        By:      /s/ Wilf Shorrocks
                                           -------------------------------------
                                                Wilf Shorrocks, Chief Executive

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